Exhibit 99.1
ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS;
NET INCOME PER SHARE IS $0.79 (INCLUDING A NON-RECURRING CHARGE OF $0.09 PER
SHARE) AND $0.88 EXCLUDING THE CHARGE;
COMPANY INCREASES FULL YEAR NET INCOME GUIDANCE;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
New Albany, Ohio, November 15, 2005: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record third quarter net income of $71.6 million and net income per share on a fully-diluted basis of $0.79 for the third quarter ended October 29, 2005, including the after-tax effect of a $0.09 per share non-recurring charge. Excluding the charge, the Company’s third quarter non-GAAP net income was $79.8 million, or $0.88 per fully diluted share. A reconciliation to GAAP results of certain non-GAAP measures contained in this release is set forth in the attached schedule.
Third Quarter Highlights
•	Total Company net sales increased 35% to $704.9 million; comparable store sales increased by 25%
•	Abercrombie & Fitch net sales increased 13% to $342.7 million; Abercrombie & Fitch comparable store sales increased by 16%
•	abercrombie net sales increased 58% to $96.8 million; abercrombie comparable store sales increased by 62%
•	Hollister net sales increased 69% to $261.3 million; Hollister comparable store sales increased by 27%
•	Net income for the third quarter increased 79% to $71.6 million from $39.9 million in fiscal 2004. Non-GAAP net income, excluding non-recurring charges in both the third quarter of 2005 and 2004, was $79.8 million in the third quarter of 2005, compared to $60.6 million in the comparable period of 2004.
•	Net income per share on a fully-diluted basis increased 88% to $0.79 in the third quarter of 2005 from $0.42 in fiscal 2004. Non-GAAP net income per share on a fully-diluted basis, excluding non-recurring charges, was $0.88 in the third quarter of 2005 compared to $0.64 in the prior-year period.
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“We are pleased with our performance for the third quarter. These strong results reflect the broad momentum and successful differentiation of our brands, confirming our entire organization’s dedication to building dominant iconic brands. We are uniquely positioned as the top of mind premium provider of sportswear with brands that appeal to a broad spectrum of customers in the pre-teen through post-collegiate demographic. This is a position we have worked hard to attain, and I can assure you, we will defend vigorously.”

Third Quarter Financial Results
Net sales for the thirteen weeks ended October 29, 2005 increased 35% to $704.9 million from $520.7 million for the thirteen weeks ended October 30, 2004. The main driver of growth was the total company comparable store sales increase of 25%.
The gross margin rate for the quarter was 66.0%, up 140 basis points compared to last year. The improvement in gross margin was due to improved initial markup combined with a lower markdown rate versus last year.
Stores and Distribution expense, as a percentage of sales, decreased 30 basis points to 35.9% from 36.2%. The Company achieved leverage in store related, direct-to-consumer and distribution expense categories partially offset by increased staff and management in the Company’s stores.
Marketing, General and Administrative expense, as a percentage of sales, decreased 270 basis points to 13.9% from 16.6%. In the third quarter of 2005, the Company recorded a non-recurring charge of $13.5 million related to an executive severance agreement. In the third quarter of 2004, the Company recorded a non-recurring charge of $32.9 million related to a legal settlement. Excluding charges in both periods, MG&A as a percentage of sales, increased to 11.9% from 10.2% compared to last year. The increase in rate is primarily attributed to increased home office payroll.
Net income for the quarter increased 79% to $71.6 million, or $0.79 per share on a fully-diluted basis, from $39.9 million, or $0.42 per share on a fully-diluted basis, for the third quarter of fiscal 2004.
Non-GAAP net income, excluding non-recurring charges, was $79.8 million, or $0.88 per share on a fully-diluted basis in the third quarter of 2005, compared to $60.6 million or $0.64 per share on a fully-diluted basis, in the comparable period of 2004.
2005 Outlook
In August, the Company reaffirmed its guidance for the year of net income per fully-diluted share to be in the range of $3.10 to $3.30, based on a sales plan of approximately $2.7 billion for fiscal 2005, excluding a non-recurring charge to be taken in the third quarter for an executive severance agreement. Based on its year-to-date results, the Company now expects net income per share on a fully-diluted basis, including the non-recurring third quarter charge, to be in the range of $3.35 to $3.40. Excluding the non-recurring charge, the Company now expects net income per share on a fully-diluted basis to be in the range of $3.44 to $3.49.
The Company now expects total capital expenditures for fiscal 2005 to be between $270 million and $280 million. The majority of the expenditures are related to new store construction, remodels, and home office investments. These amounts do not reflect construction allowances which are recorded on the balance sheet as a deferred credit as opposed to a reduction in capital spending.
Other Developments
By fiscal year-end, the Company plans to operate 360 Abercrombie & Fitch stores, 163 Abercrombie, 318 Hollister stores, and eight RUEHL stores.
During the third quarter of fiscal 2005, the Company repurchased 1.3 million shares of Class A Common Stock as part of its stock repurchase program.

The Company recently opened its 34,000 gross square foot flagship Abercrombie & Fitch store, located on the corner of 5th Avenue and 56th Street in New York.
The Company recently opened a RUEHL accessories store at 370 Bleecker Street in New York’s West Village.
The Company plans to open its first international locations in Canada in late fiscal 2005 and expects to open its first European location in London in early 2007.
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on December 20, 2005 to shareholders of record at the close of business on November 29, 2005.
The Company operated 354 Abercrombie & Fitch stores, 163 abercrombie stores, 297 Hollister stores, and six RUEHL stores at the end of the third quarter 2005. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 9447177; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Thomas D. Lennox Director, Investor Relations and Corporate Communications (614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release, A&F’s Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1. BUSINESS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2005 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates, and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended October 29, 2005 and Thirteen Weeks Ended October 30, 2004
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales
Net Sales	$704,918	100.0%	$520,724	100.0%
Cost of Goods Sold	239,832	34.0%	184,107	35.4%

Gross Profit	465,086	66.0%	336,617	64.6%
Total Stores and Distribution Expense	252,947	35.9%	188,381	36.2%
Total Marketing, General and Administrative Expense	97,644	13.9%	86,273	16.6%
Other Operating Income, Net	(1,379)	-0.2%	(15)	0.0%

Operating Income	115,874	16.4%	61,978	11.9%
Interest Income, Net	(1,516)	-0.2%	(1,574)	-0.3%

Income Before Income Taxes	117,390	16.7%	63,552	12.2%
Income Tax Expense	45,790	6.5%	23,641	4.5%
Effective Rate	39.0%		37.2%

Net Income	$71,600	10.2%	$39,911	7.7%

Net Income Per Share:
Basic	$0.81		$0.43
Fully-Diluted	$0.79		$0.42

Weighted Average Shares Outstanding
Basic	87,862		93,449
Fully-Diluted	90,458		95,351

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirty-nine Weeks Ended October 29, 2005 and Thirty-nine Weeks Ended October 30, 2004
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales
Net Sales	$1,823,319	100.0%	$1,333,999	100.0%
Cost of Goods Sold	611,321	33.5%	448,542	33.6%

Gross Profit	1,211,998	66.5%	885,457	66.4%
Total Stores and Distribution Expense	707,267	38.8%	514,411	38.6%
Total Marketing, General and Administrative Expense	232,674	12.8%	193,760	14.5%
Other Operating Income, Net	(3,193)	-0.2%	(174)	0.0%

Operating Income	275,250	15.1%	177,460	13.3%
Interest Income, Net	(4,296)	-0.2%	(3,919)	-0.3%

Income Before Income Taxes	279,546	15.3%	181,379	13.6%
Income Tax Expense	110,186	6.0%	69,263	5.2%
Effective Rate	39.4%		38.2%

Net Income	$169,360	9.3%	$112,116	8.4%

Net Income Per Share:
Basic	$1.95		$1.19
Fully-Diluted	$1.87		$1.16

Weighted Average Shares Outstanding
Basic	87,002		94,490
Fully-Diluted	90,422		96,522

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
ASSETS	October 29, 2005	January 29, 2005
Current Assets
Cash and Cash Equivalents	$67,443	$350,368
Marketable Securities	210,393	—
Receivables	29,633	26,127
Inventories	415,621	211,198
Store Supplies	40,800	36,536
Deferred Income Taxes	34,696	31,246
Other Current Assets	34,357	28,048

Total Current Assets	832,943	683,523

Property and Equipment, Net	798,391	687,011

Other Assets	8,478	8,413

TOTAL ASSETS	$1,639,812	$1,378,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$167,721	$137,337
Accrued Expenses	234,529	194,729
Deferred Lease Credits	31,504	31,135
Income Taxes Payable	56,935	55,587

Total Current Liabilities	490,689	418,788

Long-Term Liabilities
Debt	—	—
Deferred Income Taxes	32,329	42,188
Deferred Lease Credits	192,407	177,923
Other Liabilities	88,333	70,722

	313,069	290,833

Total Shareholders’ Equity	836,054	669,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,639,812	$1,378,947